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                                                                 EXHIBIT 10.9b

                              EMPLOYMENT AGREEMENT



         This Agreement, originally made as of the 27th day of November, 1996 between Statia Terminals Group N. V., a Netherlands Antilles corporation, having a registered office at L.B. Smithplein 3, Curacao, Netherlands Antilles (the "Company"); Statia Terminals, Inc., a Delaware corporation, with offices at 800 Fairway Drive, Suite 295, Deerfield Beach, Florida 33441 (the "Subsidiary"); and John D. Franklin, an individual with an address of 9601 Orange Drive, Davie, Florida 33328 (the "Employee"), and amended and restated, effective April 28, 1999, and further amended and restated August 29, 2001, is hereby further amended and restated in its entirety, effective November 12, 2001.



                                 R E C I T A L S


         WHEREAS, the Company has entered into a certain Amended and Restated Stock Purchase and Sale Agreement dated as of November 4, 1996, among the Company and certain other corporations (the "Purchase and Sale Agreement") pursuant to which the Company acquired, directly or indirectly, all of the issued and outstanding shares of the common stock of the Subsidiary;

         WHEREAS, the Employee has been and is presently in the employ of the Subsidiary and is presently serving as Vice President--Marine Fuel Marketing of the Subsidiary;

         WHEREAS, the Employee possesses an intimate knowledge of the business and affairs of the Subsidiary and its policies, procedures, methods and personnel;

         WHEREAS, the Company desires to secure the continued services and employment of the Employee on behalf of the Subsidiary, and the Employee desires to be employed by the Subsidiary, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Employment. The Company hereby agrees to cause the Subsidiary to employ and continue to employ the Employee as Vice President--Marine Fuel Marketing of the Subsidiary and the Subsidiary hereby agrees to employ and continue to employ the Employee as Vice President--Marine Fuel Marketing, and the Employee accepts such employment for the term of the employment specified in
Section 3 hereof (the "Employment Term"). During the Employment Term, the Employee shall serve as the Vice President--Marine Fuel Marketing of the Subsidiary, performing such duties and having such authority as shall be reasonably required of an executive-level employee of the Subsidiary, reporting only to the Subsidiary's President and Chief Executive Officer and the Board of Directors of the Subsidiary (the "Board"), and shall have such other powers and perform such other additional executive duties as may from time to time be assigned to him by such President and Chief Executive Officer or the Board.


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Such duties being performed and such authority being exercised shall be at least commensurate with the duties being performed and authority being exercised by the Employee immediately prior to the date of this Agreement.

         2. Performance. The Employee will serve the Subsidiary faithfully and to the best of his ability and will devote substantially all of his time, energy, experience and talents during regular business hours and as otherwise reasonably necessary to such employment, to the exclusion of all other business activities; provided, however, that such exclusion shall not prohibit the Employee from attending to the Employee's personal matters and/or financial and investment affairs (which financial or investment affairs shall not conflict with the business of the Subsidiary or the Company and is subject to the provisions of Section 13 hereof) during regular business hours as may from time to time be reasonably necessary so long as attendance to such matters and affairs does not interfere with the performance of the Employee's duties hereunder.

         3.       Employment Term. Subject to earlier termination pursuant to
Section 7 hereof the Employment Term shall begin on November 12, 2001, and continue until December 31, 2004; provided, however, that beginning on January 1, 2003, and on each anniversary of such date, the Employment Term shall automatically renew for an additional one year beyond the end of the then current term, unless, at least 90 days before January 1, 2003, or January 1 of any succeeding year, either party gives notice to the other of his or its desire to terminate this Agreement, in which case the Employment Term shall terminate as of December 31, 2004, or the end of the then-current term, as applicable.

         4.       Compensation.

                  (a) Salary. During the Employment Term, the Company shall cause the Subsidiary to pay the Employee a base salary, payable in equal bi-weekly installments, subject to withholding and other applicable taxes, at an annual amount of not less than one hundred sixty-five thousand U.S. Dollars ($165,000). Such base salary shall be reviewed by the Board in January, 2002, and at least annually thereafter, and shall be increased annually, effective January 1 of the applicable year, but may not be reduced, from the amount in effect for the immediately preceding year, at an annual rate not less than the annual rate of increase in the Consumer Price Index as measured by the United States Department of Labor, Bureau of Labor Statistics (the "BLS"), All Items, Consumer Price Index for All Urban Consumers (the "CPI-U"), and any such increased base salary shall be the Employee's "base salary" for purposes of this Agreement. In determining the rate of such annual increase, the base shall be the CPI-U for the first day of the calendar year preceding the year for which the base salary increase is being calculated and such base shall be compared with the CPI-U as of the last day of such year. If the CPI-U is no longer published in substantially its current form by the BLS, then a successor index shall be substituted by mutual agreement of the Company and the Employee.

                  (b) Cash Incentive Bonus. For the calendar year 2001 and for each subsequent calendar year, or portion thereof, during the Employment Term, a reasonable target EBITDA (as defined below) for each calendar year and a target bonus for the Employee for such
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calendar year, which target bonus shall be at least equal to seventy-five percent (75%) of the Employee's annual base salary in effect for such calendar year, shall be submitted to the Board by the chief executive officer, or the highest ranking officer then in service, of the Subsidiary (the "CEO") and agreed to by the Board and the CEO, and as soon as practicable after the end of each such calendar year as the actual EBITDA achieved for such calendar year has been determined, the Company shall cause the Subsidiary to pay to the Employee a lump-sum bonus determined as described in this Section 4(b). No portion of such bonus will be paid if less than 85% of the target EBITDA is achieved in the applicable calendar year. Payment of 85% of the target bonus would be made if 85% of the target EBITDA is achieved, and if the actual EBITDA for the applicable calendar year exceeds 85% of the target EBITDA for such year, the percentage of the target bonus paid shall be the percentage of the target EBITDA so achieved in such year. For example, if 92% of the target EBITDA is achieved in a calendar year, 92% of the target bonus would be paid for such year, or if 160% of the target EBITDA is achieved in a calendar year, 160% of the target bonus would be paid for such year. If during the course of any calendar year, the Company shall sell or otherwise dispose of five percent (5%) or more of the total assets of the Company and its subsidiaries, the CEO and the Board shall establish a revised EBITDA target for such calendar year after receiving management's recommendation.

         "EBITDA" shall mean for any period, the (i) net income (or net loss) of the Company and its subsidiaries plus (ii) the sum of (A) interest expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) extraordinary or unusual losses deducted in calculating net income (or net loss), and (F) other non-cash charges less (iii) extraordinary or unusual gains and other non-cash income items added in calculating net income (or net loss), in each case determined in accordance with generally accepted accounting principles at the end of each such calendar year for the Company and its subsidiaries on a consolidated basis, and plus (iv) any fees paid to or expenses incurred by the Company pursuant to any management or similar agreement between the Company and any stockholder holding 50 percent or more of the capital stock of the Company or an Affiliate thereof.

                  (c) Closing Bonus. The Employee shall be entitled to receive a cash bonus equal to four hundred thousand U.S. Dollars ($400,000) upon the closing of a Change in Control (as defined in Section 8 hereof), payable in a single lump-sum by the Subsidiary on the closing of the Change in Control (such bonus, the "Closing Bonus").

                  (d) Employee Benefits. The Employee shall be entitled to and shall receive employee benefits or participate in plans and programs maintained by or on behalf of the Company or the Subsidiary which are otherwise made available to employees of the Subsidiary, including, but not limited to, medical, health, dental, accident and disability plan, cafeteria plan, retirement plan and 401(k) plan.

                  (e) Additional Benefits. In addition to the other compensation payable to the Employee hereunder, during the Employment Term, the Company shall cause the Subsidiary to furnish at its expense an automobile, or a reasonable allowance in lieu thereof at the option of the Subsidiary, office, reasonable secretarial services, professional association dues, continuing professional education expenses and such other supplies, equipment, facilities,

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services and emoluments appropriate to such Employee's position. The types, terms and conditions of the benefits and perquisites provided to the Employee in accordance with paragraph (d) and this paragraph (e) of Section 4 shall not be less favorable than those provided to the Employee as of the date of this third amendment and restatement of this Agreement.

                  (f) Paid Time Off. The Employee shall be entitled to paid vacation, holidays, and sick leave during each calendar year of employment in accordance with current policies of the Subsidiary. Vacation may only be taken at times mutually convenient for the Subsidiary and the Employee. The Subsidiary may elect to pay out all accrued and unused vacation time as of December 31 of any calendar year in January of the following calendar year. Such pay out will be at the prevailing rate of annual compensation at the end of the immediately preceding calendar year.

                  5. Expenses. The Employee shall be entitled to be reimbursed by the Subsidiary for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation.

                  6. Secret Processes and Confidential Information. For the Employment Term and thereafter (a) the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to both the Company and the Subsidiary of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and/or the Subsidiary, any confidential knowledge or information with respect to the operations or finances of the Subsidiary or the Company or any of their subsidiaries or Affiliates, or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and/or the Subsidiary, and (b) the Employee will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company and/or the Subsidiary; provided, however, that the Employee has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Employee.

         To the greatest extent possible, any Work Product (as hereinafter defined) shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended) and owned exclusively by the Subsidiary. The Employee hereby unconditionally and irrevocably transfers and assigns to the Subsidiary all right, title and interest the Employee may currently have or in the future may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. The Employee agrees to execute and deliver to the Subsidiary any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Subsidiary.

         During the term of this Agreement and thereafter, Employee shall not take any action to disparage or criticize to any third parties any of the services of the Company and/or the

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Subsidiary or to commit any other action that injures or hinders the business relationships of the Company and/or the Subsidiary.

         All files, records, documents, memorandums, notes or other documents relating to the business of Company and/or the Subsidiary, whether prepared by Employee or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by Employee upon termination of this Agreement for any reason whatsoever.

         7.       Termination.

                  (a) Mutual Agreement. The employment of the Employee hereunder may be terminated at any time by the mutual agreement of the parties hereto.

                  (b) Termination for Substantial Cause. The Subsidiary may at any time upon thirty (30) days prior written notice to the Employee, terminate the employment of the Employee for Substantial Cause (as hereinafter defined).

                  (c) Termination by the Employee. The Employee shall be entitled to terminate his employment without being in violation of any provision of this Agreement upon 30 days prior written notice to the Subsidiary (i) for Good Reason; (ii) upon "normal retirement" under any then-effective plan or policy of the Subsidiary, or, in the absence of any such plan or policy, under the terms of the CBI Pension Plan, as amended effective August 1, 1996, as if the Employee participated in such plan (whether or not he actually so participated); or (iii) at any time and for any reason after the Employee has attained the age of sixty (60) years.

                  (d) Termination by Death or Disability. The employment of the Employee shall terminate upon the death of the Employee or the inability of the Employee to perform his duties as a result of physical or mental disability for an aggregate of 90 days in any 180 day period, as determined in good faith by the Board ("Disability").

         8.       Definitions. For purposes of this Agreement:

                  (a) "Business" shall mean the business of owning, leasing or operating petroleum and other bulk liquid blending, transshipment, storage or processing facilities or providing related terminaling services such as supply of bunker fuel for vessels, emergency and spill response services; brokering of product trades and vessel representation.

                  (b) "Competing Entity" shall mean any Person which presently or hereafter during the term hereof is materially engaged in the Business; provided, however, that "Competing Entity" shall not include Statia Terminals Cayman, Inc. or its subsidiaries or other affiliates owned, directly or indirectly, by Statia Terminals Cayman, Inc.

                  (c) "Territory" shall mean the Caribbean and the area within a three hundred mile radius of (a) the terminal facility operated by an Affiliate of the Subsidiary at Point Tupper, Nova Scotia, and (b) any terminal hereafter operated by the Subsidiary or any Affiliate

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of the Subsidiary excluding terminals or facilities operated by Statia Terminals
Cayman, Inc. or its subsidiaries or other affiliates owned, directly or indirectly, by Statia Terminals Cayman, Inc.

                  (d)      "Substantial Cause" shall mean:

                           (i) Conviction of the Employee of a crime constituting a felony in the jurisdiction in which committed, or for any other criminal act against the Subsidiary or the Company involving dishonesty or willful misconduct intended to injure the Subsidiary or the Company or any Affiliate of either of them in any substantial way (whether or not a felony and whether or not criminal proceedings are initiated);

                           (ii) Failure or refusal of the Employee in any material respect to perform his obligations under this Agreement or the duties of his employment or to follow the lawful and proper directives of the Board, other than by reason of a Disability provided such duties or directives are consistent with this Agreement, and such failure or refusal continues uncured for a period of thirty (30) days after written notice thereof from the Subsidiary to the Employee which specifies (A) the nature of such failure or refusal, and
                  (B) the reasonable action of the Employee necessary for cure;
                  or

                           (iii) Any willful or intentional misconduct of the Employee (A) in violation of any written policy of the Subsidiary providing for termination of employment in the event of violation of such policy or (B) committed for the purpose, or having the reasonably foreseeable effect, of injuring in a substantial way the Company, the Subsidiary, or any Affiliate of either of them, or their respective businesses or reputations, including, without limitation, causing the Subsidiary or any of its Affiliates to violate a state or federal law relating to the workplace environment.

                  (e)      "Good Reason" shall mean:

                           (i) a significant reduction in the authorities, duties or responsibilities of the Employee;

                           (ii) assignment to an office location which is more than 100 miles from the office location of the Employee as of the date of this Agreement;

                           (iii) material breach of this Agreement by the Subsidiary or the Company which is not cured within thirty
                  (30) days after written notice of such breach is given by the Employee to the Company and the Subsidiary; or

                           (iv) any failure of any successor to all or substantially all of the assets or business of the Company or the Subsidiary, by purchase, merger, consolidation or otherwise, to fully assume the obligations of the Company or the Subsidiary, as applicable, under this Agreement.

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As applied to the Employee, the parties hereto agree that any position other than Vice President--Marine Fuel Marketing of the Subsidiary or its successor, or other than any superior position with the Subsidiary or its successor, would constitute a significant reduction in the authorities, duties or responsibilities of the Employee.

                           (f)      "Change in Control" shall mean the
occurrence of either of the following: (1) Castle Harlan Partners II L.P. and its Affiliates and their partners ("CHP") cease to own or control at least fifty percent (50%) of the aggregate number of the Company's outstanding class A common shares and class B subordinated shares owned or controlled, directly or indirectly, by such Persons as of August 29, 2001; provided, however, that, the foregoing to the contrary notwithstanding, in no event shall any Change in Control be deemed to occur, for purposes of this Agreement, as the direct or indirect result of (i) the occurrence of any of the transactions contemplated under the Purchase and Sale Agreement, (ii) a public distribution of any such Company shares owned by CHP (including any distribution of such shares to the partners of Castle Harlan Partners II L.P.), or (iii) a sale or other distribution to any Competing Entity, in one or more transactions, by CHP of not more than seven percent (7%) of the aggregate number of the Company's outstanding class A common shares and class B subordinated shares (provided, however, that a sale or distribution of more than seven percent (7%) of such shares to a Competing Entity will be deemed to be a Change in Control), or (2) the liquidation or dissolution of the Subsidiary or the sale or other disposition in one or a series of related transactions of all or substantially all of the assets or business of the Company or the Subsidiary.

                           (g)      "Affiliate" shall mean, with respect to any
Person, any entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person.

                           (h)      "Person" shall mean any corporation,
partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or organization.

                           (i)      "Work Product" shall mean work product,
property, data documentation or information of any kind relating to the Business, prepared, conceived, discovered, developed or created by the Employee for the Subsidiary or any of the Subsidiary's Affiliates, clients or customers while the Employee is employed by the Subsidiary.

                           (j)      "Disability" shall have the meaning
                                    specified in Section 7(d) hereof.

                  9.       Insurance and Indemnification.

                           (a)      Life Insurance. The Subsidiary may purchase
insurance on the life of the Employee, and if it does so, the Employee shall cooperate fully by performing all the requirements of the life insurer which are necessary conditions precedent to the issuance of the life insurance policy issued by it.

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                           (b)      Directors and Officers Insurance and
Indemnification. The Subsidiary shall provide directors and officers insurance covering the Employee for events occurring during the Employment Term on terms at least as favorable as coverage for Directors of the Company, and the Subsidiary shall provide indemnification to the Employee to the full extent allowed by the law of its jurisdiction of incorporation, such indemnification to continue as to the Employee even if the Employee ceases to be an officer, director, employee or agent of the Subsidiary or the Company, and shall inure to the benefit of the Employee's heirs, executors and administrators. The insurance and indemnification provided by the Subsidiary under this Section 9(b) shall apply to any indemnifiable or insurable acts or omissions of the Employee as an officer, director or employee of the Subsidiary or the Company or any of their respective subsidiaries or affiliates, and the obligations of the Subsidiary under this Section 9(b) shall continue during the Employment Term and, after the Employee ceases to be a director, officer, employee or agent of the Subsidiary or the Company, during any period which the Employee may be liable for acts or omissions as an officer, director or employee of the Subsidiary or the Company or their respective subsidiaries or affiliates.

                  10.      Severance

                           (a)      Subject to the limitations set forth in
Section 13, if the Employee's employment is terminated by the Subsidiary without Substantial Cause (including, without limitation, upon termination of this Agreement following notice thereof by the Company or the Subsidiary pursuant to
Section 3 hereof) or by the Employee for Good Reason, then, without further liability of the Subsidiary or the Company, except for their obligations pursuant to this Section 10(a) and their obligations to pay or provide any salary and expenses accrued to the termination date, any unpaid bonus referred to in Section 4(b) hereof, any Closing Bonus (whether payable before or after such termination of employment) pursuant to Section 4(c) hereof, and such rights and benefits of participation of or in respect of the Employee under employee benefit plans, programs and arrangements of the Company, the Subsidiary and their Affiliates, in accordance with the terms and provisions of such plans, programs and arrangements, (i) the Employee shall be entitled to severance compensation for the Severance Period (as hereinafter defined) following any such termination, payable in equal monthly installments, subject to withholding and other applicable taxes, at an annual rate equal to the Employee's base salary for the year of termination, as such annual rate is increased from year to year in accordance with Section 4(a) hereof; (ii) as additional severance compensation following any such termination, the Employee shall be entitled to the bonus compensation referred to in Section 4(b) hereof for the Severance Period, payable as and when ordinarily determined for the applicable year, with a bonus not less than seventy-five percent (75%) of his rate of annual base salary in effect for the year of termination; (iii) the Employee and the Employee's spouse and Dependent Children (as hereinafter defined) shall be entitled to medical and dental benefits as provided immediately prior to the date of termination which shall continue for the Severance Period (which benefits shall be terminated sooner to the extent provided by another employer and shall be subject to coordination with Medicare payments in accordance with the terms of the applicable benefit plan); (iv) the Employee shall be entitled to receive, during the Severance Period, the benefits described in Section 4(d) hereof and the automobile rights and perquisites described in Section 4(e) hereof, provided, however, if any such benefit is not available to the

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Employee under applicable law or the terms of any plan, program or arrangement because he is not an employee, or otherwise, the Subsidiary shall pay the Employee, within ten (10) days following such termination, a lump-sum cash payment equal to the value of such benefits, and the types, terms and conditions of the benefits, rights and perquisites provided to the Employee under clauses
(iii) and (iv) of this Section 10(a) shall be not less favorable than the most favorable of (x) those provided to the Employee as of the date of this third amendment and restatement of this Agreement and (y) those provided to the Employee immediately prior to the date of termination of his employment; and (v) the Employee shall be entitled to reasonable outplacement services selected by the Employee at the Subsidiary's expense. Following expiration of the period within which the Employee is entitled to receive medical and dental benefits pursuant to clause (iii) of the first sentence of this Section 10(a), other than by reason of receiving such benefits from another employer or coordination of such benefits with Medicare payments, the Employee shall be entitled to elect to further continue any such benefits for himself, his spouse and his Dependent Children until the Employee's death so long as the Employee pays the applicable premiums otherwise payable by former employees of the Subsidiary generally for continuation coverage under the applicable plans. If a Change in Control occurs, and (I) at the time of such occurrence, any such severance compensation is being paid or required to be paid in the future to the Employee or (II) such termination of employment occurs following the Change in Control, the aggregate gross severance compensation payable under clauses (i) and (ii) of this Section 10(a) for the Severance Period, or the previously unpaid portion thereof, as the case may be, shall be paid by the Company or the Subsidiary in a lump-sum cash payment, as of the date of the Change in Control (in the case of clause (I) immediately preceding) or such termination of employment (in the case of clause
(II) immediately preceding) and no provision shall be made for any future increases in base salary pursuant to Section 4(a) hereof nor shall any discount be taken with regard to payment pursuant to Section 4 because of payment in a lump sum rather than as specified in clauses (i) through (iv) of this Section 10(a); provided, however, that, for purposes of determining the bonus compensation payable under clause (ii) of this Section 10(a), (a) if the termination occurs during the calendar year in which the Change in Control occurs, the bonus compensation with respect to such calendar year shall be determined in accordance with Section 4(b) hereof, except that the actual EBITDA achieved shall be deemed to be the EBITDA for the portion of the calendar year through the date of the transaction giving rise to the Change in Control, and such EBITDA shall be annualized if necessary by multiplying such EBITDA by a factor of 365 divided by the number of days of the calendar year elapsed as of the date of the transaction giving rise to the Change in Control, and (b) in all other cases, the bonus shall be equal to seventy-five percent (75%) of the greater of (x) the Employee's rate of annual base salary in effect immediately prior to the date of such termination and (y) his rate of annual base salary in effect during the calendar year immediately preceding such termination. For the purposes of this Agreement, (x) "Severance Period" shall mean a period commencing on the date of any such termination of the Employee's employment and ending on the expiration of the Employment Term (determined as of the date of termination of the Employee's employment without giving effect to such termination); provided, however, that the Severance Period shall not be less than one year; and (y) "Dependent Children" shall include any child of the Employee while such child is residing with the Employee, or attending any educational institution and not attained age twenty-five (25), or is permanently and totally disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) and continuing until the later of the date such child (1) no longer resides with the Employee, (2) attains age twenty-five (25) (in the case of a child attending an educational institution prior to attainment of age twenty-five), or (3) is no longer permanently and totally disabled (in the case of a child who is permanently and totally disabled.

                           (b)      If the Employee's employment is terminated
under any circumstances not described in Section 10(a) hereof, then, without further liability of the Subsidiary or the Company, the Employee shall be entitled to the salary, expenses and benefits accrued to the termination date; all rights and benefits of participation under employee benefit plans, programs and arrangements of the Company, the Subsidiary and their Affiliates; and any unpaid bonus referred to in Section 4(b) hereof; provided, however, that, in the event of termination of the Employee's employment as described in Section 7(c)(ii) or (iii) hereof or on account of the Employee's death or Disability as described in 7(d) hereof, the Employee (or the deceased Employee's estate or personal representative) shall also be entitled to receive the bonus referred to in Section 4(b) hereof for the calendar year in which such termination occurs (such bonus shall be pro-rated based on the number of days the Employee is employed by the Subsidiary during such calendar year of termination and shall be paid as and when ordinarily determined for such year) and any Closing Bonus (whether payable before or after such termination of employment) pursuant to
Section 4(c) hereof; provided, further, however, that in the event of termination of the Employee's employment on account of Disability or death, the Employee or the deceased Employee's estate or personal representative, as the case may be, shall be entitled to receive a lump-sum benefit in the amount of one-year's annual base salary at the rate in effect for the year of such termination.

                  11. Certain Taxes. Notwithstanding anything in this Agreement to the contrary, the amount of any cash payment to be received by the Employee pursuant to this Agreement shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any payment or benefit in the "nature of compensation" received or to be received by or for the benefit of the Employee in connection with a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code), and the regulations or proposed regulations thereunder) (whether pursuant to the terms of this Agreement (but without regard to this Section 11), any other agreement, contract, plan or arrangement of the Company or the Subsidiary or any affiliate of either or any person whose action results in such a change in ownership or effective control or change in ownership of assets or any affiliate of such person) (such foregoing payments or benefits referred to collectively as the "Total Payments"), from being treated as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, but only if and to the extent that such reduction will also result in, after taking into account all applicable state, local and Federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code (and any similar tax that may hereafter be imposed under any successor provision or by any taxing authority), a greater after-tax benefit to the Employee than the after-tax benefit to the Employee of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (i) no portion of the Total Payments shall be taken into account which in the opinion of nationally-recognized tax counsel selected by the Employee ("Tax Counsel") either (A) does not constitute either a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (B) represents reasonable compensation within the meaning of Section 280G(b)(4) of the Code or (C) is not otherwise subject to the excise tax imposed by Section 4999 of the Code; (ii) the value of any non-cash benefits or of any deferred or accelerated payments or benefits included in the Total Payments shall be determined by a nationally-recognized public accounting firm, selected by the Employee, in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and the regulations or proposed regulations thereunder; and (iii) in the event of any uncertainty as to whether a reduction in Total Payments to the Employee is required pursuant hereto, the Company or the Subsidiary shall initially make all payments otherwise required to be paid to the Employee hereunder, and any amounts so paid which are ultimately determined not to have been payable hereunder other than as a loan to the Employee, either (x) upon mutual agreement of the Employee and the Company or the Subsidiary, as applicable, or (y) upon Tax Counsel furnishing the Employee with its written opinion setting forth the amount of such payments not to have been so payable other than as a loan to the Employee under this Section 11, or (z) in the event a portion of the Total Payments shall be finally determined by a court or an Internal Revenue Service proceeding to have otherwise been an "excess parachute payment," the amounts so determined in (x),
(y) or (z) shall constitute a loan by the Company or the Subsidiary, as applicable, to the Employee under this Section 11, and the Employee shall repay to the Company within ten (10) business days after the time of such mutual agreement, such opinion is so furnished to the Employee, or of such determination, as applicable, the amount of such loan plus interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code for the period from the date of the initial payments to the Employee to the date of such repayment by the Employee. All fees and expenses of any Tax Counsel or accounting firm selected under this Section 11 shall be borne solely by the Company or the Subsidiary.
                                      -10-

                  12. Notice. Any notices required or permitted hereunder shall be in writing, signed and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

                           If to the Employee:

                           John D. Franklin
                           9601 Orange Drive
                           Davie, Florida 33328

                           If to the Subsidiary:

                           Statia Terminals, Inc.
                           800 Fairway Drive
                           Suite 295
                           Deerfield Beach, Florida 33441
                           Attention:  Board of Directors

                           With a copy to:

                           Castle Harlan Partners II, L.P.
                           150 East 58th Street
                           37th Floor
                           New York, New York 10015
                           Attention:  David B. Pittaway

                           and a copy to:

                           Schulte Roth & Zabel LLP
                           900 3rd Avenue
                           New York, New York 10022
                           Attention:  Andre Weiss, Esq.

                           If to the Company:

                           Statia Terminals Group N. V.
                           c/o Statia Terminals Inc.
                           800 Fairway Drive
                           Suite 295
                           Deerfield Beach, Florida 33441
                           Attention: Board of Directors

                           With a copy to:

                           Castle Harlan Partners II, L.P.
                           150 East 58th Street
                           37th Floor
                           New York, New York 10015
                           Attention:  David B. Pittaway

                           and a copy to:

                           Schulte Roth & Zabel LLP
                           900 3rd Avenue
                           New York, New York 10022
                           Attention:  Andre Weiss, Esq.

                  Each of the Employee, the Subsidiary and the Company may change its address as for purposes of this Section by sending notice to the other parties.

                  13. Non-Competition. The Employee shall not, at any time during the Employment Term and for a period (the "Restricted Period") of three
(3) years thereafter, directly or indirectly, except where specifically contemplated by the terms of his employment or this Agreement, (a) be employed by, engage in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory; provided, however, that notwithstanding the foregoing, the Employee may make solely passive investments in any Competing Entity the common stock of which is publicly held and of which the Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership of such Competing Entity; or (b) solicit or divert any business or any customer from the Subsidiary or any Affiliate of the Subsidiary or assist any person, firm or corporation in doing so or attempting to do so; or (c) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Subsidiary or any Affiliate of the Subsidiary or assist any person, firm or corporation in doing so. The Employee agrees that, notwithstanding any other provision of this Agreement to the contrary, if he breaches any of his covenants contained in this Section 13, then, in addition to any other remedy which may be available at law or in equity, the Company and the Subsidiary shall be entitled to (1) cease or withhold payment or provision of any severance compensation and benefits to which the Employee is otherwise entitled pursuant to Section 10(a), and (2) receive reimbursement from the Employee of any lump-sum payments previously made to the Employee of any severance compensation payable under Section 10(a) and any Closing Bonus theretofore paid to the Employee, and the Employee shall forfeit his right to receive any such severance compensation and Closing Bonus; provided, however, that any obligation of the Employee to reimburse the Company or the Subsidiary for any lump-sum payments and Closing Bonus pursuant to clause
(2) of this sentence shall lapse on a pro rata basis as follows: the portion of such lump-sum payments and Closing Bonus that may be required to be so reimbursed by the Employee shall be the total of all such lump-sum payments and Closing Bonus multiplied by a fraction, the numerator of which shall be the number of days remaining in the Restricted Period following the date on which the Employee first engages in such breach of his covenants contained in this
Section 13 and the denominator of which shall be the total number of days comprising the Restricted Period.

                  14.      General.

                           (a)      Governing Law; Captions. The terms of this
Agreement shall be governed by and construed under the laws of the State of Florida. Paragraph and Section captions used herein are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

                           (b)      Assignability. The Employee may not assign
his interest in or delegate his duties under this Agreement. Notwithstanding anything else in this Agreement to the contrary, the Subsidiary may assign this Agreement and all rights and obligations of the Subsidiary hereunder shall inure to the benefit of and bind the assignee or any person, firm or corporation succeeding to all or substantially all of the business or assets of the Subsidiary by purchase, merger or consolidation.

                           (c)      Dispute Resolution. With the exception of
the Company's or the Subsidiary's right to elect to seek injunctive relief pursuant to paragraph (g) of this Section 14, in the event of any dispute between either the Company or the Subsidiary and the Employee arising out of or relating to this Agreement or its termination or any other aspect of Employee's employment, the parties hereby agree to submit such dispute to a non-binding mediation under the American Arbitration Association's National Rules for the Resolution of Employment Disputes; Arbitration and Mediation Rules (the "Rules") within sixty (60) days of notice from any one of the parties to another. Unless the parties can agree on a mediator within thirty
(30) days of such notice, mediation shall proceed pursuant to the Rules. In the event any such dispute is not resolved by mediation, any party hereto may initiate an action or claim to enforce any provision or term of this Agreement. Each party shall bear its or his own costs and expenses (including attorney's fees) associated with any mediation, action, or claim. If any contest or dispute shall arise under this Agreement involving the employment or the termination of employment of the Employee with the Subsidiary and its affiliates or involving the failure or refusal of the Subsidiary or the Company to perform fully in accordance with the terms hereof, subject to the Company's and the Subsidiary's rights under the final sentence of Section 13 hereof, the Subsidiary shall continue to pay or provide the Employee's base salary, bonus and other compensation and benefits, at the rate and terms in effect from time to time pursuant to Section 4(a) hereof, until resolution thereof and, within ten (10) days of presentation of invoices or other appropriate documentation, pay in advance all expenses, costs and fees (including, without limitation, fees and disbursements of counsel) incurred by the Employee in connection with such contest or dispute or in any other effort to establish the entitlement of the Employee to any compensation and benefits under this Agreement; provided, however, that upon a final determination by a court that the Employee is not entitled to retain any above-mentioned advances, the Employee shall reimburse the Subsidiary for any such disallowed advances.

                           (d)      Binding Effect. This Agreement is for the
employment of Employee, personally, and the services to be rendered by him must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of the Company, the Subsidiary, and the Employee and, as the case may be, their respective successors and assigns, personal representatives, heirs and legatees.

                           (e)      Entire Agreement; Modification. This
Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties.

                           (f)      Duration. Notwithstanding the Employment
Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement, including without limitation any obligations of the Company or the Subsidiary under Sections 9(b), 10 or 14 of this Agreement.

                           (g)      Survival. The covenants set forth in
Sections 6 and 13 of this Agreement shall survive and shall continue to be binding upon Employee notwithstanding the termination of this Agreement for any reason whatsoever. The covenants set forth in Section 6 and Section 13 of this Agreement shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by Employee against Company and/or Subsidiary, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company or Subsidiary of any or all covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and that injunctive relief shall be available to prevent the breach or any threatened breach thereof.

                           (h)      Severability. In case any provision in this
Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby and the parties shall in good faith agree on a modification of the invalid, illegal or unenforceable provision which renders it valid, legal or enforceable (as the case may be) and which as closely as possible reflects the original intent of the parties.

                           (i)      Guaranty of Company. The Company hereby
unconditionally guarantees to Employee the full and timely performance by Subsidiary of its obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first written above.



                             Statia Terminals, Inc.



Date:    November 12, 2001    By: /s/ James G. Cameron
                                  ---------------------------------------------
                                   Name:  James G. Cameron
                                   Title: Chairman of the Board and President



                              Statia Terminals Group N.V.



Date:    November 12, 2001    By: /s/ David B. Pittaway
                                  ---------------------------------------------
                                   Name:  David B. Pittaway
                                   Title: Director



Date:    November 12, 2001    By: /s/ James G. Cameron
                                  --------------------
                                   Name:  James G. Cameron
                                   Title: Director



                              EMPLOYEE



Date:    November 12, 2001    /s/ John D. Franklin
                              -------------------------------------------------
                                    John D. Franklin